Exhibit 99.2

EMCORE Corporation
Unaudited Pro Forma Condensed Combined Financial Information

On August 9, 2022, EMCORE Corporation (the terms “EMCORE”, “we”, “us”, and “our” mean EMCORE Corporation and its subsidiaries unless the context indicates otherwise) entered into an Asset Purchase Agreement (the “Purchase Agreement”), by and among EMCORE, Delta Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of EMCORE (“EMCORE Sub”), and KVH Industries, Inc., a Delaware corporation (“Seller”), pursuant to which Seller agreed to sell the assets (the “Purchased Assets”) primarily related to its Inertial Navigation segment (the “Business”), including Seller's property interests in its Tinley Park facility, to EMCORE (the “Transaction”). The signing and closing of the Transaction occurred simultaneously.

The following unaudited pro forma condensed combined financial information presents the historical consolidated financial statements of EMCORE and the Business after giving effect to the Transaction based on assumptions, reclassifications, and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information

The unaudited pro forma condensed combined balance sheet as of June 30, 2022 is presented as if the Transaction had occurred on June 30, 2022. The unaudited pro forma condensed statements of operations for the nine months ended June 30, 2022 and the fiscal year ended September 30, 2021 are presented as if the Transaction had occurred on October 1, 2020, the first date of our fiscal year ended September 30, 2021.

The unaudited pro forma condensed combined financial information was prepared in accordance with Rule 8-05 and Article 11 of Regulation S-X. The unaudited pro forma adjustments reflecting the Transaction have been prepared in accordance with business combination accounting guidance as provided in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, and reflect the preliminary allocation of the purchase price to the acquired assets and assumed liabilities based on preliminary estimates of fair values, using available information and the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information. These preliminary values may change in future reporting periods upon finalization of the valuation, which will occur no later than the fiscal year ending September 30, 2023.

The unaudited pro forma condensed combined financial information included herein was derived from EMCORE’s historical consolidated financial statements and those of the Business, which were both prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Additionally, we have reclassified certain line items within the Business’ historical financial statements to conform to the presentation of our historical consolidated financial statements. The historical consolidated financial statements have been adjusted to give effect to pro forma events that are (a) directly attributable to the Transaction, (b) factually supportable, and (c) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information should be read in conjunction with (a) our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021, (b) our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three and nine months ended June 30, 2022, and (c) the Business’ audited financial statements for the years ended December 31, 2021 and 2020 and the Business’ unaudited condensed financial statements for the six months ended June 30, 2022 and 2021, which are included as Exhibit 99.1 to the Form 8-K/A of which this Exhibit 99.2 forms a part.

The unaudited pro forma adjustments are not necessarily indicative of or intended to represent the results that would have been achieved had the Transaction been completed as of the dates indicated or that may be achieved in the future. The actual results reported by the combined company in periods following the Transaction may differ significantly from those that are reflected in the unaudited pro forma condensed combined financial information due to many factors, including the effects of applying final purchase accounting and the incremental costs incurred to incremental costs incurred to integrate the Business. The unaudited pro forma condensed combined financial information does not reflect any cost savings, or associated costs to achieve such savings, from operating efficiencies synergies, or other restructuring that may results from the Transactions.

EMCORE CORPORATION
Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss
For the Nine Months Ended June 30, 2022
(in thousands, except for per share data)
(unaudited)

	Historical
	EMCORE Corporation (As Reported)	Inertial Navigation segment of KVH, Inc.	Pro Forma Adjustments		Pro Forma Combined
Revenue	$98,561	$23,094	—		$121,655
Cost of revenue	69,849	17,482	529	(a)	87,860
Gross profit	28,712	5,612	(529)		33,795
Selling, general, and administrative	22,550	8,329	(3,743)	(a)(b)	27,136
Research and development	13,675	4,330	(971)	(a)(b)	17,034
Severance	1,318	—	—		1,318
Gain on sale of assets	(1,919)	—	—		(1,919)
Total operating expense	35,624	12,659	(4,714)		43,569
Operating loss	(6,912)	(7,047)	4,185		(9,774)
Interest expense, net	(14)	—	(954)	(c)	(968)
Foreign exchange loss	(160)	—	—		(160)
Pension expense	(349)	—	—		(349)
Other income	—	103	—		103
Loss before income tax expense	(7,435)	(6,944)	3,231		(11,148)
Income tax expense	(25)	(38)	(37)	(d)(e)	(100)
Net loss	$(7,460)	$(6,982)	$3,194		$(11,248)
Foreign exchange translation adjustment	91	—	—		91
Comprehensive loss	$(7,369)	$(6,982)	$3,194		$(11,157)
Per share data
Net loss per basic and diluted share	$(0.20)		$—		$(0.30)
Weighted-average number of basic and diluted shares outstanding	37,197		—		37,197

See Notes to the Unaudited Pro Forma Condensed Combined Financial Information

EMCORE CORPORATION
Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss
For the Fiscal Year Ended September 30, 2021
(in thousands, except for per share data)
(unaudited)

	Historical
	EMCORE Corporation (As Reported)	Inertial Navigation segment of KVH, Inc.	Pro Forma Adjustments		Pro Forma Combined
Revenue	$158,444	$44,128	$—		$202,572
Cost of revenue	96,956	25,128	550	(a)	122,634
Gross profit	61,488	19,000	(550)		79,938
Selling, general, and administrative	24,544	12,841	(7,673)	(a)(b)	29,712
Research and development	17,448	6,591	(1,093)	(b)	22,946
Loss on sale of assets	515	—	—		515
Total operating expense	42,507	19,432	(8,766)		53,173
Operating income	18,981	(432)	8,216		26,765
Interest income (expense), net	466	—	(1,272)	(c)	(806)
Foreign exchange gain	207	—	—		207
Gain on extinguishment of debt	6,561	—	—		6,561
Other income	—	137	—		137
Income (loss) before income tax expense	26,215	(295)	6,944		32,864
Income tax expense	(572)	(50)	(221)	(d)(e)	(843)
Net income (loss)	$25,643	$(345)	$6,723		$32,021
Foreign exchange translation adjustment	(231)	—	—		(231)
Comprehensive income (loss)	$25,412	$(345)	$6,723		$31,790
Per share data
Net income per basic share	$0.75		$—		$0.93
Weighted-average number of basic shares outstanding	34,020		—		34,020
Net income per diluted share	$0.72		—		$0.89
Weighted-average number of diluted shares outstanding	35,789		—		35,789

See Notes to the Unaudited Pro Forma Condensed Combined Financial Information

EMCORE CORPORATION
Pro Forma Condensed Combined Balance Sheet
As of June 30, 2022
(in thousands)
(unaudited)

	Historical
	EMCORE Corporation (As Reported)	Inertial Navigation segment of KVH, Inc.	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$74,609	$—	$(34,785)	(a)	$39,824
Restricted cash	520	—	—		520
Accounts receivable, net	24,287	6,851	—		31,138
Contract assets	7,439	—	—		7,439
Inventory	29,206	9,581	1,619	(b)	40,406
Prepaid expenses and other current assets	6,471	1,736	—		8,207
Assets held for sale	480	—	—		480
Total current assets	143,012	18,168	(33,166)		128,014
Property, plant, and equipment, net	26,079	6,940	7,283	(b)	40,302
Goodwill	354	—	11,532	(c)	11,886
Operating lease right-of-use assets	20,938	—	—		20,938
Other intangible assets, net	1,548	—	12,400	(b)	13,948
Other non-current assets	1,592	—	—		1,592
Total assets	$193,523	$25,108	$(1,951)		$216,680
LIABILITIES and SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,335	$1,856	$—		$15,191
Accrued expenses and other current liabilities	11,651	2,018	(1,220)	(d)	12,449
Contract liabilities	9,042	280	—		9,322
Operating lease liabilities - current	2,156	—	—		2,156
Borrowings from credit facility - current	—	—	14,250	(a)	14,250
Total current liabilities	36,184	4,154	13,030		53,368
Operating lease liabilities - non-current	19,240	—	—		19,240
Asset retirement obligations	4,516	—	—		4,516
Other long-term liabilities	9	8	—		17
Borrowings from credit facility - non-current	—	—	5,965	(a)	5,965
Total liabilities	59,949	4,162	18,995		83,106
Shareholders’ equity:
Common stock	785,743	—	—		785,743
Treasury stock	(47,721)	—	—		(47,721)
Accumulated other comprehensive income	778	—	—		778
Accumulated (deficit) earnings	(605,226)	20,946	(20,946)	(e)	(605,226)
Total shareholders’ equity	133,574	20,946	(20,946)		133,574
Total liabilities and shareholders’ equity	$193,523	$25,108	$(1,951)		$216,680

See Notes to the Unaudited Pro Forma Condensed Combined Financial Information

EMCORE CORPORATION
Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of Pro Forma Presentation

The historical consolidated financial statements have been adjusted to give effect to pro forma events that are (a) directly attributable to the Transaction, (b) factually supportable, and (c) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma adjustments are preliminary and based on estimates of the fair values and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Transaction. The final determinations of the purchase price allocation will be based on the final valuation of the fair values of assets acquired and liabilities assumed.

The unaudited pro forma condensed combined financial information included herein was derived from EMCORE’s and the Business’ historical consolidated financial statements, which were both prepared in accordance with U.S. GAAP. In order to confirm the Business’ historical financial statements to our financial statement presentation, we have reclassified certain line items within the Business’ historical financial statements.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had EMCORE and the Business filed consolidated income tax returns during the periods presented.

The unaudited pro forma condensed combined financial information has been prepared using EMCORE’s significant accounting policies as set forth in our audited consolidated financial statements for the fiscal year ended September 30, 2021. Based on the procedures performed to date, the accounting policies of the Business are similar in most material respects to EMCORE’s accounting policies. As more information becomes available, we will complete a more detailed review of the Business’ accounting policies. As a result of that review, differences could be identified that, when conformed, could have a material impact on the combined financial statements.

Note 2. Preliminary Purchase Consideration and Purchase Price Allocation

Under the terms of the Purchase Agreement, EMCORE paid approximately $55.0 million in cash for the Purchased Assets (the “Purchase Price”), subject to certain working capital adjustments.

The table below represents the preliminary purchase price allocation to the assets acquired and liabilities assumed of the Business based on their estimated fair values as of the acquisition date based on management’s best estimates and assumptions:

(in thousands)	Amount
Tangible assets acquired:
Accounts receivable	$6,851
Inventory	11,200
Prepaid expenses and other current assets	1,736
Property, plant, and equipment	14,223
Intangible assets acquired	12,400
Goodwill	11,532
Liabilities assumed:
Accounts payable	(1,856)
Accrued liabilities	(798)
Contract liabilities	(280)
Other long-term liabilities	(8)
Total purchase consideration	$55,000

The Transaction was accounted for as a business combination. We used the cost or market approach to estimate the fair value of the property and equipment. As part of the preliminary purchase price allocation, we determined that the Business’ separately identifiable intangible assets consisted of customer relationships, technology, in process research and development and trademarks. We used the income approach to estimate the fair value of the developed technology, in process research and development, and trademark assets; specifically, we utilized the relief from royalty method. We utilized the excess earnings method to fair value the customer relationships.

The valuation model was based on estimates of future operating projections of the Business and rights to sell new products containing the acquired technology as well as judgments on the discount rates used and other variables. We developed forecasts based on a number of factors including future revenue and operating cost projections, a discount rate that is representative of the weighted average cost of capital, and long-term sustainable growth rates based on market analysis. We depreciated the acquired property and equipment and amortized the intangible assets over their estimated useful lives.

The allocation of purchase consideration is preliminary and is therefore subject to potential future adjustments during the measurement period.

The preliminary estimated fair values (in thousands) in intangible assets acquired and useful lives (in years) are as follows:

	Amount	Estimated Useful Lives
Customer Relationships	$1,700	8.0
Technology	2,400	3.0 - 8.0
In Process R&D	6,000	Indefinite
Trademarks	2,300	8.0
Intangible Assets Acquired	$12,400

The goodwill of $11.5 million is mainly due to the value of the acquired workforce, the opportunity to expand our customer base, and the ability to add breadth and depth to our core aerospace and defense products. Goodwill is not expected to be deductible for income tax purposes.

Note 3. Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations

(a) Reflects the impact to depreciation expense and amortization expense as a result of the change in fair value of property, plant, and equipment and intangible assets acquired. Adjustment was made to the unaudited pro forma condensed combined statements of operations for the nine months ended June 30, 2022 and the fiscal year ended September 30, 2021, respectively.

(b) Reflects the deduction of various sales, general, and administrative and research and development expenses allocated from corporate overhead to the Business during the periods presented that will not be incurred on an ongoing basis as a result of existing EMCORE management structures in place which will provide the same support to the Business upon completion of the Transition Services agreement. Amounts were estimated based on historical allocation included in the stand-alone financial statements of the Business, however, actual costs to be incurred associated with corporate support may vary under the EMCORE structure.

(c) Reflects the impact of interest expense related to cash from borrowing facility for funding of the transaction.

(d) Reflects the current tax expense due to additional income and deferred income tax expense related to deferred tax liability generated from annual tax amortization of indefinite-lived assets that were acquired for the periods presented. Such amounts were determined based on the effective tax rate of EMCORE rather than statutory tax rates as a result of a tax valuation allowance covering substantially all deferred tax assets and the existence of tax loss carryforwards present at both entities.

(e) Reflects the deduction of the income tax expense related to the FIN 48 liability of the Business that is not assumed by EMCORE.

Note 4. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

(a) Reflects purchase price consideration of acquisition of the Business, consisting of cash paid of $55.0 million on August 9, 2022, net of cash from borrowing facility for funding of the transaction in the amount of $20.2 million.

(b) Reflects the estimated fair value of the Business’ identified tangible and intangible assets acquired. Refer to Note 2 for the purchase price allocation of the intangible assets recognized and associated useful lives.

(c) The pro forma adjustment to goodwill of $11.5 million represents the excess of the preliminary purchase price over the fair value of the assets acquired and liabilities assumed.

(d) Reflects the deduction of various liabilities of the Business that were not assumed by EMCORE.

(e) Reflects the elimination of the Business’ historical equity balance.